Exhibit 12.1

ANTHONY MICHAEL PANEK

Attorney

Direct Dial: 801.323.2214

General Dial: 801.531.8900

apanek@fabianvancott.com

March 3, 2022

Board of Directors

Foothills Exploration, Inc.

2660 Townsgate Road, Suite 800

Westlake Village, California 91361

Gentlemen:

I have acted, at your request, as special counsel to Foothills Exploration, Inc., a Delaware corporation, (“Foothills Exploration, Inc.”) for the purpose of rendering an opinion as to the legality of up to 5,714,285,714 shares of Foothills Exploration, Inc. common stock, par value $0.0001 per share to be offered and distributed by Foothills Exploration, Inc. (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Foothills Exploration, Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Certificate of Incorporation of Foothills Exploration, Inc. and amendments thereto, the Bylaws of Foothills Exploration, Inc., communications from the board of directors of Foothills Exploration, Inc. regarding the business plans of the corporation as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Foothills Exploration, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Foothills Exploration, Inc. against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein, including the financial statements or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Delaware corporate law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement.. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Thanks.

Anthony Michael Panek